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                                                                  EXHIBIT 10.9.1

                            OFFICE LEASE AMENDMENT

        THIS OFFICE LEASE AMENDMENT ("Amendment") is made and entered into this 15th day of January 1997 by and between Equifax Inc., a Georgia corporation (hereinafter identified as "Landlord") and Radiant Systems, Inc. f/k/a Softsense Computer Products, Inc., a Georgia corporation (hereinafter identified as "Tenant").

        WHEREAS, Tenant and Attachmate Corporation entered into a written Office Lease, dated June 30, 1995, pursuant to which Tenant currently leases 18,047 rentable square feet (RSF) located at 1000 Alderman Drive, Alpharetta, Georgia; and

        WHEREAS, Attachmate on January 3, 1996, assigned all its right, title and interest in the Office Lease to Landlord; and

        WHEREAS, Landlord and Tenant desire to amend certain terms of the Office Lease as set forth herein.

        NOW THEREFORE, IN CONSIDERATION OF THE SUM OF TEN DOLLARS ($10.00), THE MUTUAL AGREEMENTS HEREIN CONTAINED AND OTHER GOOD AND VALUABLE CONSIDERATION THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES MUTUALLY AGREE AS FOLLOWS:

                                      1.

Section 1.02. Premises is hereby deleted in its entirety with the following substituted in its place:

        1.02. PREMISES. Landlord leases to Tenant certain office space (Premises) as shown cross-hatched on the attached floor plans (Exhibit
        A) containing approximately 34,987 total usable square feet in the building known as 1000 Alderman Drive, Alpharetta, Ga (Building). The Premises consist of two separate, non-contiguous areas, each located on the second floor as denoted on Exhibit A, hereinafter respectively referred to as "Phase I," which consists of approximately 10,109 RSF, and "Phase II," which consists of approximately 24,878 RSF. All measurements are subject to final field
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        verification and adjustment (see Section 1.05(E)). The Premises contain the fixtures and any improvements now installed plus any improvements required by paragraph 1.05, but excluding any artwork, furniture, personal property and equipment now installed.

        Tenant and its agents, employees and invitees shall have the non-exclusive right with others designated by the Landlord to use the Common Areas in the Building for the intended use and normal purposes of the Common Areas. Common Areas include elevators, emergency stairwells, sidewalks, parking areas, driveways, hallways, public restrooms and shower facilities, fitness/exercise areas and lockers, common entrances, lobby, cafeteria and other similar public areas and access ways. Landlord in its sole discretion may change the Common Areas if the changes do not materially and unreasonably interfere with the Tenant's access to and use of the leased Premises.

                                      2.
Section 1.04(a). Term is hereby deleted in its entirety with the following substituted in its place:

        1.04(a) TERM. The Lease Term for Phase I shall commence January 15, 1997 and shall end January 31, 2000 subject to the termination rights contained herein, and the Lease Term for Phase II shall commence April 1, 1997 and shall end January 31, 2000, subject to termination rights contained herein. Tenant may extend the Lease Term for the entire Premises for a period of two (2) years, at rental rates to be mutually determined, provided written notice is given to Landlord at least twelve
        (12) months prior to the expiration of the initial term. Landlord and Tenant retain the right to terminate this Office Lease, during the initial term or any renewal term, without penalty, except for Tenant's unamortized Tenant Improvement dollars as contained in Section 1.05(B) hereof, upon nine (9) months prior written notice. In the event either party elects to terminate this Office Lease in accordance with the provisions herein, then either party retains the right to issue a like termination notice on that space contained in Building B leased under that separate Commercial Lease Agreement, dated May 1994, between Digital Communications Associates, Inc. and Softsense Computer Products, Inc., as amended February 1, 1995. In the event of

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        early termination of this Office Lease and such termination takes effect prior to expiration of the initial term, Tenant's option to renew set forth above shall become null and void.

Section 1.04(c) Substantial Completion is hereby deleted in its entirety with the following substituted in its place:

        1.04(c). SUBSTANTIAL COMPLETION. Tenant shall use its best efforts to substantially complete and relocate into the Premises by April 1, 1997, or for Phase II, thirty (30) days from the date Attachmate vacates the Premises, which is expected to be March 1, 1997, so that the space currently occupied by Tenant is vacant and available for occupancy by Landlord on or before April 1, 1997. Substantially complete means:

        (i) completing Tenant's Improvements (paragraph 1.05) so that (A) Tenant can use the Premises for their intended purposes without material interference to Tenant conducting its ordinary business activities and (B) the only incomplete items are minor or insubstantial details of construction, mechanical adjustments, finishing touches like touch-up plastering or painting;

        (ii) Tenant, its employees, agents, and invitees, have ready access to the Building and Premises through the lobby, entranceways, elevators, and hallways;

        (iii) the Premises are ready for the installation of any equipment, furniture, fixtures, or decoration by Tenant that Tenant will install.

                                      3.

Section 1.05 Improvements is hereby deleted in its entirety with the following substituted in its place.

        1.05. IMPROVEMENTS.
        A. The Premises are leased on an "as is" basis. Tenant shall have the right to perform demolition and new construction in the Phase I and Phase II space to the extent reasonably necessary to adapt the space for its needs as general office space, provided that such demolition and construction does not alter or adversely impact any base building systems (structural, mechanical, electrical or plumbing) and does not interfere with Landlord's ability to do business. In the event Tenant elects to perform alterations, Landlord will reimburse Tenant for tenant improvements up to but not exceeding two hundred thousand and no/100

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        dollars ($200,000.00), hereinafter referred to as the Tenant's "build-
        out allowance." The build-out allowance is specifically intended for alterations performed to the Premises described above, and is not valid for the purchase of any personal property or equipment. As a condition of reimbursement, Landlord shall have the right to review all construction documents and pricing prior to approval and release of same to Tenant's contractor. Reimbursement shall be made by Landlord to Tenant within 30 days of final completion of the alterations subject to receipt of verifiable invoices.

        B. The build-out allowance shall be amortized on a straight line basis over the initial Lease Term at the rate of ten percent (10%) per annum. In the event Tenant terminates this Office Lease prior to the expiration of the initial term, per Section 1.04(a) above, then Tenant shall pay to Landlord an amount equal to the unamortized build-out allowance as of the Office Lease termination date. In the event the Landlord terminates this Office Lease Agreement, per Section 1.04(a) above, then Tenant shall pay to Landlord either the balance of the unamortized build-out allowance as of the Office Lease termination date or fifty-thousand and no/100 dollars ($50,000.00), whichever is less. However, in the event the Landlord elects to terminate the Office Lease and the termination date falls during calendar year 1997, then the Tenant would not be obligated to repay any portion of the build-out allowance to Landlord. Any repayments of the build-out allowance shall be due and payable to Landlord along with the final rental payment due hereunder.

        C. In addition to the build-out allowance, Landlord shall provide a seventy-five thousand and no/100 dollars ($75,000) cash payment to the Tenant for technology and wiring expenses incurred by the Tenant in relocating to the Premises. This cash distribution is in addition to and not a part of the build-out allowance referred to above, and will be paid to Tenant within thirty (30) days of execution of this Office Lease Amendment. This cash payment is not subject to repayment by Tenant to Landlord in the event either party terminates the lease per Section 1.04(a), above.

        D. All work and improvements made to the Premises shall be constructed by contractors approved by Landlord and made pursuant to plans and specifications approved in advance by Landlord. Tenant assumes all risk relative to said demolition and construction, and shall comply with all applicable building codes and required permitting laws and all work shall be


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     performed in a workmanlike manner. Tenant agrees to indemnify and hold
     Landlord harmless from and defend Landlord against any and all claims or liability for any injury or death to any person or damage to any property arising from acts or omissions of Tenant, or any of its agents, employees, contractors, invitees, tenants or assignees. Except as may otherwise be agreed by the parties, all such work, including additions, fixtures, and Tenant improvements (but excluding moveable office furniture and equipment and other personal property of Tenant) made or placed in or upon the Premises by Tenant shall be and become the Landlord's property at the termination of this Office Lease by lapse of time or otherwise, all without compensation or payment to Tenant. Approved alterations or additions made by Tenant shall be at the sole expense and liability of Tenant, and Tenant's indemnity shall apply to any contractors engaged by Tenant in connection therewith. Upon completion of construction, Tenant shall be allowed, at its sole expense, to make minor repairs to existing partitioning where necessary and paint the Premises. Upon termination of this Office Lease Agreement, Tenant shall surrender the Premises in as good a condition as received, ordinary wear and tear excepted.

     E. Upon completion of Phase II construction and the substantial occupancy thereof by Tenant, Landlord shall, at Landlord's expense, retain a licensed architectural firm of its choice to measure Phase I and Phase II of the Subleased Premises occupied by Tenant, based on BOMA standards.

                                      4.

Section 1.06 Parking and Use. is hereby amended to add the following sentence:

     Landlord agrees to provide reserved signage and designation for three (3) visitor parking spaces for the exclusive use of Tenant's visitors.

                                      5.

The first paragraph of Section 2.01. Rent is hereby deleted in its entirety with the following substituted in its place:


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2.01. RENT.

Annual Gross Rent for the Premises shall be:

PHASE I:   $16.25 per RSF

PHASE II:  $15.50 RSF for the first 18,047 RSF and $16.25 RSF for space in excess of 18,047 RSF.

Tenant shall pay to Landlord such annual rental in monthly installments, upon occupancy of the Premises which is expected to be (a) January 15, 1997 for Phase I and (b) for Phase II, April 1, 1997, or thirty (30) days from the date Attachmate vacates the Premises, which is expected to be March 1, 1997, with such sums payable on the first day of each calendar month during the term hereof in advance, without prior notice or demand. If the Lease Term terminates on other than the last day of a month, then the rent due shall be prorated for such month and be paid in advance. All past due installments of rent and other sums due hereunder shall bear interest at the rate of ten percent (10%) per annum from date due until paid. A ten (10) day grace period shall be allowed from the 1st through 10th of each month for monthly rental payments payable hereunder. No grace period shall be allowed for any other sums due. The base rental set forth above includes an allowance for building operating expenses through December 31, 1997. For subsequent years, Tenant shall be responsible for its Prorata share of any increase in building operating expenses above the 1997 Base Year expenses. In such event, Tenant's rent payable shall be increased, beginning January 1998 and each successive year in accordance with the rent and operating expense escalations as set forth below, and Tenant's prorata amount of Landlord's operating expenses shall be paid to Landlord as set forth below. Tenant's prorata amount shall be determined by multiplying the total dollar amount of Landlord's rent and operating expense escalation obligations by a fraction, whereby the numerator of said fraction is the amount of square feet of the Premises, and the denominator is the amount of square feet of the Building. Initially, this fraction shall be 17.0%. Landlord shall give Tenant written notification of Tenant's prorata share of Landlord's adjusted rents and/or operating expenses. If requested by Tenant, Landlord shall provide documentation outlining the nature of Tenant's adjustments and the Landlord's calculations used to determine them. Tenant shall make monthly rental payments and all other payments due hereunder payable to Equifax Inc. and mailed to Equifax Inc., Drop 22, 1600 Peachtree Street, N.W., Atlanta, GA 30309.

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                                      6.

Exhibit "A" of the Office Lease is hereby deleted and replaced with that Exhibit "A" attached hereto and made a part hereof.

All capitalized words not otherwise defined herein shall have the same meaning as those set forth in the Office Lease.

All other terms and conditions of the Office Lease not modified herein are hereby ratified and affirmed and continued in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Office Lease to be executed by their duly authorized representatives as of the date and year first above written.


LANDLORD: EQUIFAX INC.                 TENANT: RADIANT SYSTEMS, INC.
                                         f/k/a Softsense Computer Products, Inc.

By: /s/ Edward Barber                  By: /s/ John H. Heyman
   -----------------------------          ------------------------------
Its: Vice President                    Its: EVP/CFO
    ----------------------------           -----------------------------

                 [CORPORATE SEAL]                        [CORPORATE SEAL]


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